SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549

                      ___________________________


                               FORM N-8A

                     NOTIFICATION OF REGISTRATION
                FILED PURSUANT TO SECTIONS 8(a) OF THE
                    INVESTMENT COMPANY ACT OF 1940

                      ___________________________


     The undersigned collective investment trust hereby notifies the Securities and Exchange Commission that it registers under and pursuant to Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information.

                      ___________________________


         Name: LELAND REAL ESTATE COLLECTIVE INVESTMENT TRUST

                      ___________________________

                 Address of Principal Business Office
               (Number, Street, City, State, Zip Code):
                   c/o ASB Capital Management, Inc.
                    1101 Pennsylvania Avenue, N.W.
                               Suite 300
                        Washington, D.C. 20004

                      ___________________________

  Registrant's Telephone Number, including Area Code: (800) 544-8850

                      ___________________________

                Name and Address of Agent for Service:
                       Walter R. Fatzinger, Jr.
            Leland Real Estate Collective Investment Trust
                   c/o ASB Capital Management, Inc.
                    1101 Pennsylvania Avenue, N.W.
                               Suite 300
                        Washington, D.C. 20004
                      ___________________________

                              Copies to:
                       Thomas H. McCormick, Esq.
                        Cecelia A. Calaby, Esq.
                             Shaw Pittman
                          2300 N Street, N.W.
                        Washington, D.C. 20037
                      ___________________________

CHECK THE APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
the Form N-8A:           YES            NO



                              SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Washington, the District of Columbia, on the 21st day of December, 1999.


            LELAND REAL ESTATE COLLECTIVE INVESTMENT TRUST
                             (Registrant)


                    By:  /s/ WALTER R. FATZINGER, JR.
                         Name:     Walter R. Fatzinger, Jr.
                         Title:    Director of the Trustee


                    By:  /s/ LESLIE A. NICHOLSON
                         Name:     Leslie A. Nicholson
                         Title:    Director of the Trustee